As filed with the Securities and Exchange Commission on February 28, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

PRUDENTIAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

Laurence Pountney Hill
London EC4R 0HH
United Kingdom
(Address of principal executive offices)

The Prudential Group Performance Share Plan
The Prudential Business Unit Performance Plan
The Prudential-Jackson National Life U.S. Performance Share Plan
The PCA Long term Incentive Plan
Annual Incentive Plan
PCA, PruCap and Group Deferred Bonus Plans
(Full titles of the plans)

Jackson National Life Insurance Company
1 Corporate Way
Lansing, Michigan 48951
Attention: General Counsel
(517) 381-5500

(Name, address and telephone number of agent for service)

with copies to:
Arthur H Kohn, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY  10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

_______________

CALCULATION OF REGISTRATION FEE
Name of the Plan	Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of registration fee
The Prudential Group Performance Share Plan	Ordinary Shares	3,000,000	$11.08	$33,240,000	$3,859.16
The Prudential Business Unit Performance Plan	Ordinary Shares	3,000,000	$11.08	$33,240,000	$3,859.16
The Prudential-Jackson National Life U.S. Performance Share Plan	Ordinary Shares	9,000,000	$11.08	$99,720,000	$11,577.49
The PCA Long Term Incentive Plan	Ordinary Shares	3,000,000	$11.08	$33,240,000	$3,859.16
2006 Annual Incentive Plan	Ordinary Shares	1,000,000	$11.08	$11,080,000	$1,286.39
PCA, PruCap Business and Prudential Group Deferred Bonus Plans	Ordinary Shares	900,000	$11.08	$9,972,000	$1,157.75
	Total	19,900,000	$11.08	$220,492,000	$25,599.12

(1) This Registration Statement registers ordinary shares, 5 pence par value each (“Ordinary Shares”), of Prudential Public Limited Company that may be granted pursuant to The Prudential Group Performance Share Plan, The Prudential Business Unit Performance Plan, The Prudential-Jackson National Life U.S. Performance Share Plan, The PCA Long Term Incentive Plan, 2006 Annual Incentive Plan, and PCA, PruCap and Group Deferred Bonus Plans (collectively, the “Plans”).  A portion of the Ordinary Shares may be represented by American Depositary Shares (“ADSs”).  ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares have been registered under two separate registration statements on Form F-6 (File No. 333-12168 and File No. 333-149727). Each ADS represents two Ordinary Shares.

(2) The amount being registered also includes an indeterminate number of Ordinary Shares that may be issuable under each Plan as a result of variations in share capital, share splits, share dividends or similar transactions, in accordance with Rule 416.

(3) Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices of ADSs as reported on the New York Stock Exchange on February 24, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Prudential plc, (the “Registrant”) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)  The Registrant’s Annual Report on Form 20-F (No. 001-15040) for the fiscal year ended December 31, 2009 filed by the Registrant with the Commission on June 22, 2010 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

(c)  The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A filed on June 22, 2000 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Article 196 of Prudential's articles of association provides:

                "The Company may indemnify any director, officer or employee of the Company or of any associated company against any liability and may purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability. No director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company."

                Article 151 of Prudential's articles of association provides:

                "Without prejudice to the provisions of Article 196, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a) a director, officer or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or
(b) a trustee of any pension fund in which employees of the Company or any other body referred to in Article 151(a) is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund."

                Sections 232 to 236 of the Companies Act 2006 provide as follows:

"232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

                Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

                 Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.

        Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in a directors' report

(1) This section requires disclosure in directors' report of—

(a) qualifying third party indemnity provision, and
(b) qualifying pension scheme indemnity provision.

        Such provision is referred to in this section as "qualifying indemnity provision".

(2) If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.
(3) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force".

    Section 1157 of the Companies Act 2006 provides as follows:

        "1157. Power of court to grant relief in certain cases:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or
(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust—

(a) he may apply to the court for relief, and
(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper".

The Registrant has arranged appropriate insurance cover in respect of legal action against directors and senior managers of the Registrant and its consolidated subsidiaries.  The Registrant also provides protections for its and its consolidated subsidiaries’ directors and senior managers against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1           Memorandum and Articles of Association of Prudential plc (filed as an exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (file no. 001-15040) filed by the Registrant under the Securities Act with the Commission on June 22, 2010.

4.2           The Prudential-Jackson National Life U.S. Performance Share Plan (filed as exhibit 4 to the Registrant’s Registration Statement on Form S-8 (file no. 333-100143) filed by the Registrant under the Securities Act with the Commission on September 26, 2002.

4.3           The Prudential Group Performance Share Plan.

4.4           The Prudential Business Unit Performance Plan.

4.5           2006 Annual Incentive Plan.

4.6           The PCA Long Term Incentive Plan.

4.7           PCA, PruCap Business and Prudential Group Deferred Bonus Plans.

5.1           Opinion of Margaret Coltman, Registrant’s Secretary, as to the legality of issuance of the ordinary shares offered hereby.

23.1         Consent of KPMG Audit Plc, Independent Auditors.

23.2         Consent of Margaret Coltman, Registrant’s Secretary (included in Exhibit 5.1).

24.1         Power of Attorney (included on signature pages).

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Prudential Public Limited Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London on this 24th day of February, 2011.

PRUDENTIAL PUBLIC LIMITED COMPANY

By: /s/ Tidjane Thiam
Name: Tidjane Thiam Title: Group Chief Executive

POWER OF ATTORNEY

We, the undersigned directors and officers of Prudential Public Limited Company (the “Company”), do hereby severally constitute and appoint Margaret Coltman, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on the 24th day of February, 2011.

Name	Title

/s/ Harvey McGrath Harvey McGrath	Chairman

/s/ Tidjane Thiam Tidjane Thiam	Group Chief Executive

/s/ Nicalaos Nicandrou Nicalaos Nicandrou	Chief Financial Officer

/s/ Robert Devey Robert Devey	Member of the Board

/s/ John Foley John Foley	Member of the Board

/s/ Michael McLintock Michael McLintock	Member of the Board

/s/ Barry Stowe Barry Stowe	Member of the Board

/s/ Michael Wells Michael Wells	Member of the Board

/s/ Keki Dadiseth Keki Dadiseth	Member of the Board

/s/ Howard Davies Howard Davies	Member of the Board

/s/ Michael Garrett Michael Garrett	Member of the Board

/s/ Ann Godbehere Ann Godbehere	Member of the Board

/s/ Bridget Macaskill Bridget Macaskill	Member of the Board

/s/ Paul Manduca Paul Manduca	Member of the Board

/s/ Kathleen O’Donovan Kathleen O'Donovan	Member of the Board

/s/ James Ross James Ross	Member of the Board

/s/ Andrew Turnbull Andrew Turnbull	Member of the Board

/s/ Michael Wells Michael Wells	Authorized U.S. Representative

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Memorandum and Articles of Association of Prudential plc, as currently in force
Filed as an exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (file no. 001-15040) filed by the Registrant under the Securities Act with the Commission on June 22, 2010

4.2	The Prudential-Jackson National Life U.S. Performance Share Plan	Filed as exhibit 4 to the Registrant’s Registration Statement on Form S-8 (file no. 333-100143) filed by the Registrant under the Securities Act with the Commission on September 26, 2002

4.3	The Prudential Group Performance Share Plan	Filed herewith

4.4	The Prudential Business Unit Performance Plan	Filed herewith

4.5	2006 Annual Incentive Plan	Filed herewith

4.6	The PCA Long Term Incentive Plan	Filed herewith

4.7	PCA, PruCap Business and Prudential Group Deferred Bonus Plans	Filed herewith

5.1	Opinion of Margaret Coltman, Registrant’s Secretary, as to the legality of issuance of the ordinary shares offered hereby	Filed herewith

23.1	Consent of KPMG Audit Plc, Independent Auditors	Filed herewith

23.2	Consent of Margaret Coltman, Registrant’s Secretary (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney	Included on Signature Pages